Exhibit 99.2

Contacts:
Rajesh C. Shrotriya, M.D., CEO and President	Anna Kazanchyan, M.D.
Spectrum Pharmaceuticals, Inc.	Spectrum Pharmaceuticals, Inc.
(949) 743-9295	(949) 743-9215

Spectrum Pharmaceuticals Announces Receipt of
$750,000 Equity Investment Triggered by Earlier FDA
Approval of Ciprofloxacin ANDA

     IRVINE, Calif., February 23, 2005 – Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) announced today that it has received a $750,000 equity investment from an entity affiliated with J.B. Chemicals & Pharmaceuticals (JBCPL). This milestone payment was triggered by the FDA approval of Abbreviated New Drug Application (ANDA) for ciprofloxacin in September 2004.

     Under Spectrum’s alliance agreement with JBCPL, an entity affiliated with JBPCL agreed to invest $1 million in Spectrum common stock. The first $250,000 equity investment was received following acceptance by the FDA of ciprofloxacin ANDA, with the remaining $750,000 to be invested upon approval of the ANDA by the FDA. Therefore, Spectrum will issue to the investor 119,617 shares of Spectrum common stock, at a purchase price of $6.27 per share (equal to the closing price of Spectrum’s common stock on the date immediately prior to the date of approval), for proceeds of $750,000 to Spectrum.

     Sales of ciprofloxacin began in late fourth quarter 2004 through Lannett Co. (Amex: LCI), Spectrum’s marketing and distribution partner for ciprofloxacin in the United States. In addition, Spectrum currently has seven ANDAs that are pending at the FDA, including an ANDA with Paragraph IV certification for sumatriptan succinate injection.

About Spectrum Pharmaceuticals

Spectrum Pharmaceuticals is a specialty pharmaceutical company engaged in the business of acquiring, developing and commercializing prescription drug products for various indications. The Company’s current proprietary drug products are primarily focused on the treatment of cancer and related disorders. The Company’s lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG, and has been granted fast-track status by the United States Food and Drug Administration (FDA) for its initial indication, second-line chemotherapy for hormone-refractory prostate cancer. Elsamitrucin, a phase 2 drug, is being studied for its initial indication, refractory non-Hodgkin’s lymphoma. EOquin™, a phase 2 drug, is being studied in the treatment of superficial bladder cancer. SPI-153, a phase 2 drug, is a 4th generation LHRH antagonist with the potential to treat hormone-dependent cancers as well as benign proliferative disorders, such as benign prostatic hyperplasia and endometriosis. RenaZorb™, preclinical-stage, second generation lanthanum-based phosphate binders have the potential to treat hyperphosphatemia in patients with end-stage renal disease and chronic kidney disease. EndothelinB agonists, including the lead compound IRL 1620, have the potential to enhance the therapeutic index (increase the efficacy and reduce the toxicity) of chemotherapeutic agents by selectively improving tumor blood perfusion and increasing delivery of anti-cancer agents to tumor tissue. The Company’s Abbreviated New Drug Application for ciprofloxacin, a broad-spectrum antibiotic and the generic version of Bayer Corporation’s Cipro® tablets, received approval from the FDA in September 2004. Sales of ciprofloxacin began in late fourth quarter 2004 through Lannett Co. (Amex: LCI), Spectrum’s marketing and distribution partner for ciprofloxacin in the United States. In January 2005, the Company announced FDA acceptance of its sumatriptan succinate injection Abbreviated New Drug Applications (ANDA) with Paragraph IV Certification. On February 18, 2005, GlaxoSmithKline filed suit in U.S. federal court to prevent Spectrum from proceeding with the commercialization of its product, thereby formally initiating the patent challenge process under the Hatch-Waxman Act. In addition, the Company has six ANDAs pending at the FDA. For additional information, including SEC filings, visit the Company’s web site at www.spectrumpharm.com.

Forward-looking statements

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the success of our drug candidates, including proprietary drug candidates, in their initial indications and future indications, sales of ciprofloxacin, whether Spectrum is the first company to file the ANDA for sumatriptan succinate injection, whether Spectrum will be entitled to 180 days of marketing exclusivity, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in-license and develop additional oncology drug candidates may fail, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.